Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) sets forth the mutual agreement of Dell Technologies Inc., for itself and its subsidiaries (collectively, “Dell”) and David Goulden (“Executive”) regarding the subject matters addressed below.

1.Separation Date. Dell and Executive agree that Executive’s employment with Dell will end on February 2, 2018 (the “Separation Date”). Until the Separation Date, Executive’s responsibilities will be to perform duties and special projects consistent with Executive’s current position at Dell and as agreed to by Executive and Steve Price. Executive’s agreement shall not be unreasonably withheld. During this period, Executive will act in a professional manner and abide by the Non-Disparagement provision stated below, and shall receive the Base Salary which Executive currently receives and 401(k) and health and welfare benefits consistent with similarly-situated employees, for Executive and his spouse, from the date hereof through the Separation Date. Dell and Executive have agreed that Executive may perform much of his obligations through the Separation Date remotely, and Executive is not expected to be in the office regularly during this period, however Executive shall be available as reasonably required to attend meetings in Hopkinton, Massachusetts or otherwise as mutually agreed. Nothing in this Agreement confers upon Executive a right to be a continuing employee of Dell, or imposes on Dell an obligation to continue Executive’s employment relationship, if Executive violates any of the terms of this Agreement, any of the material provisions of Executive’s employment or other agreements with Dell, or Dell’s Code of Conduct in a manner which is not de minimis. Except as provided in the following sentence, if Executive’s employment is terminated by Dell for the reasons set forth in the prior sentence, Executive would be entitled to all consideration set forth in section 2 below, in which event all of the payments due to Executive under section 2 hereof would be paid based upon the number of days after the actual termination date rather than the Separation Date. If Executive’s employment is terminated before the Separation Date by Dell for Cause, as that term is defined in Executive’s Protection of Sensitive Information, Noncompete and Nonsolicitation Agreement (the “Noncompetition Agreement”), entered into between Executive and Dell on August 12, 2016, the payments set forth in Section 2 will be forfeited (except that any awards under the Dell Technologies Inc. 2013 Stock Incentive Plan (the “2013 Plan”) shall be governed in accordance with their terms), and Executive shall only receive those payments under the Noncompetition Agreement, as well as all other agreements with Dell, which Executive would be entitled to following a termination for Cause under the Noncompetition Agreement, including but not limited to any vested rights which Executive may have to any equity or 401k and health and welfare benefits plans, in which case the terms of such awards or plans shall control.
2.Consideration from Dell. If Executive signs this Agreement and does not revoke it, Dell will provide Executive with the following good and valuable consideration.

a.	Severance Pay. Within 30 days of the Separation Date, Dell will pay Executive the amount of $1,700,000 (less applicable withholding for taxes) as severance.

b.
Additional Severance Pay. On Dell’s first payroll date that occurs immediately after the one-year anniversary of the Separation Date, Dell will pay Executive the amount of $850,000 (less applicable withholding for taxes) as severance, assuming full compliance with Executive’s obligations under Section 4 of the Executive’s Noncompetition Agreement.

c.
Accelerated Long Term Incentive Award. As soon as administratively practical after the Separation Date, Dell will pay Executive the amount of $2,666,667 (less applicable withholding for taxes) as accelerated vesting under Executive’s Long Term Incentive Award Agreement.

d.
Management Equity Plan (MEP).  Executive’s Dell Time Award, Dell Performance Award and Stock Option Award under the 2013 Plan will be governed by their terms. Without limiting the forgoing, (i) pursuant to the terms of Executive’s Dell Time Award Agreement under Dell Technologies Inc. 2013 Stock Incentive Plan, 72,728 shares under such award shall vest on Executive’s Separation Date, (for the avoidance of doubt, such shares are in addition to the 145,455 shares which vested on September 14, 2017 pursuant to the terms of Executive’s Dell

Time Award), (ii) pursuant to the terms of Executive’s Dell Performance Award Agreement under the 2013 Stock Plan, 327,273 shares under such award shall remain outstanding and eligible subsequently to vest in accordance with Section 3.3 thereof, and (iii) pursuant to the terms of Executive’s Stock Option Agreement 245,674 shares of which are vested but unexercised stock options will be exercisable during the nine-month period following the Separation Date: in each of the above (i), (ii) and (iii), assuming full compliance with and subject to all terms and conditions applicable to such award and shares. Dell and Executive acknowledge that for all purposes under the Dell Time Award, Dell Performance Award and Stock Option Agreement, Executive’s termination from Dell is a “Qualifying Termination” as defined in those Agreements. Executive acknowledges that, except as set forth in this Section 2(d), Executive does not have any other rights to equity awards but is the owner of 72,727 shares of Dell Stock.

e.
Healthcare. The cost of COBRA continuation coverage for Executive’s and his spouse’s healthcare and dental coverage under applicable Dell benefit plans, if elected by Executive, will be paid by Dell during the 12-month period following the Separation Date. This payment will be sufficient to allow Executive and his spouse to use the Dell EMC Executive Health program at the Lahey clinic, if it is still available to similarly situated employees.

f.
No Further Payments. Executive agrees that Executive is not entitled to any payments from Dell not set forth in this Section 2, including without limitation, any bonus payment, whether under Dell’s Annual Incentive Bonus Plan or Special Incentive Bonus Plan, other than any payments of Base Salary as provided in Executive’s August 12, 2016 Offer Letter and 401(k) and health and welfare benefits consistent with similarly-situated employees which Executive shall continue to receive through the Separation Date.   Executive agrees and acknowledges that Executive’s right to the payments described in this Section 2 remain subject to the terms of paragraph 8 of the Noncompetition Agreement, entered into between Executive and Dell on August 12, 2016.

3. 409A. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to be exempt from or to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with the Code Section 409A and regulations thereunder.  While this Agreement is intended to be exempt from or to comply with Code Section 409A, neither Dell nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of Executive’s entitlements under this Agreement, including, but not limited to, under Code Section 409A.
4.Complete Release. Executive hereby fully releases Dell and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures, and affiliates (and agents, directors, officers, employees, representatives, and attorneys of such subsidiaries and affiliates) (collectively, "Released Parties"), from any and all known or unknown claims or demands he may have against any of them. Executive expressly waives any and all claims, whether asserted on an individual or class action basis, against the Released Parties including but not limited to all claims arising out of any contract, express or implied, and whether executory or not, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence by the Released Parties and claims of express or implied defamation by the Released Parties), and any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation, those relating to qui tam, employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Occupational Safety and Health Act. Executive further releases any and all claims that he may have under State law and any other claim under Federal law. Executive represents that he has not assigned to any other person any of such claims and that he has the full right to grant this release. Nothing in this Agreement, including the Limit on Disclosures or Release of Claims, restricts or prohibits Executive from communicating with, providing testimony before, providing confidential information to, or filing or cooperating in a claim or investigation directly with a self-regulatory authority or government agency or entity (without the need to seek Dell’s prior approval), including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation or receiving an award from any Regulator that provides awards for providing information. However, to the maximum extent permitted by law, Executive is waiving Executive’s right to receive any individual monetary relief from the Released Parties resulting from such claims. Notwithstanding any other provision herein, Dell and Executive agree that Executive is not waiving: (a) any claims that may arise in the future under the Age Discrimination in Employment Act; (b) any claim for benefits under any 401(k) retirement plan or employee health plan sponsored by Dell, EMC Corp. or their affiliates; (c) any claims for base pay in connection with Executive’s continued employment through the Separation Date; (d) any claims to the vested portions of any equity plans in which the Executive is a participant; (e) any claims to enforce the terms of this Agreement; (f) any rights to indemnification which Executive may have against Dell; or (g) any other claims not waivable under law.
5.Release of Unknown Claims. For the purpose of implementing a full and complete release, Executive expressly acknowledges that the release that he gives in this Agreement is intended to include in its effect, without limitation, claims that he did not know or suspect to exist in his favor at the time of the effective date of this Agreement, regardless of whether knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration given under the Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims. In furtherance of this settlement, Executive waives any right he may have under California Civil Code Section 1542 (and other similar statutes and regulations), which section reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in her or her favor at the time of executing the release, which if known by him or her must have materially affected her or her settlement with the debtor.
6.Compensation Paid. Executive represents, warrants, and agrees that all forms of compensation and other monies, including paychecks, paid to Executive by Dell to date have been accurately calculated, have represented the proper amounts due to Executive, and have been based on Dell's merit-based compensation system. The consideration set forth in this Agreement is consistent with what Executive contracted to receive upon execution of a settlement agreement and release in a form substantially the same as this Agreement.

7.Company Documents, Information, or Property. Executive agrees that, on or before the Separation Date, Executive will have returned to Dell any and all documents relating to Dell or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards, and any other Dell property in Executive’s possession or control. Executive represents and agrees that Executive will not take, nor has Executive taken, any such documents or property from the control or premises of Dell, other than in the ordinary course of business with Dell, and that if, at any time after the Separation Date, Executive should come into possession of any such documents or property, Executive will return such documents or property to Dell immediately, except that Executive may keep his Dell issued laptop, phone and the following items in Executive’s home office: two docking stations, two monitors, two printers, two keyboards and two computer mice, so long as those devices are purged of all Dell data and meet all Dell licensing obligations. Executive agrees to promptly comply with all directions from Dell’s IT’s department to facilitate the preceding sentence.
8.Employment and Other Agreements. Executive agrees that, except as otherwise provided in this Agreement, the provisions of agreements that Executive previously entered into with Dell, that contain post-termination obligations owing from Executive to Dell and that are intended to survive Executive’s termination, remain in full force and effect.
9.Confidentiality. Executive agrees that, except as may be required by law, court order, to enforce this Agreement or is already in the public domain, Executive will keep the terms, amount, and fact of this Agreement completely confidential. Notwithstanding the foregoing, Executive may disclose pertinent information concerning this Agreement to Executive’s attorneys, tax advisors and financial planners, and Executive’s spouse and other close family members, provided they have previously been informed of and have agreed to be bound by this confidentiality clause.

Dell acknowledges that as the general terms of this Agreement are already public knowledge due to the prior disclosure of Executive’s Noncompetition Agreement, any inadvertent disclosure of the terms of this Agreement shall not be deemed to be a violation of the terms of this Agreement.
10.Non-disparagement. Executive agrees that, except as may be required by law or court order Executive will not make any statement, oral or written, which has or could have a detrimental effect in any material respect to the reputation or goodwill of Dell or any other Released Party. Executive understands that Executive’s compliance with a subpoena or other legally compulsive process or Executive’s participation as a witness in any lawsuit will not be a violation of this provision. Dell shall instruct members of its Executive Leadership Team and the leadership team members of its Infrastructure Solutions Group to strictly adhere to Dell’s policy of not making any statement which has or could have a detrimental effect in any material respect to the reputation or goodwill of Executive.
11.Cooperation. Executive agrees that Executive will give Dell Executive’s reasonable cooperation in connection with any claims, lawsuits, or proceedings that relate in any manner to Executive’s conduct or duties at Dell or that are based on facts about which Executive obtained personal knowledge while employed at Dell. In return, Dell agrees to reimburse Executive for direct and reasonable out of pocket expenses incurred with respect to rendering such cooperation.
12.Successors. This Agreement shall be binding upon Executive and Dell and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each and all of them and to their heirs, representatives, executors, administrators or assigns.
13.Applicable Law and Venue. THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF WILLIAMSON COUNTY, TEXAS.
14.Severability. The fact that one or more paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining paragraphs or portions of such paragraphs of this Agreement.
15.Certain Acknowledgments. Executive acknowledges that Executive is signing this Agreement voluntarily with full knowledge of its contents. If Executive decides not to sign this Agreement, Dell will not retaliate against Executive. Executive is not relying on any promise or representation not specifically and explicitly made in this Agreement. This Agreement may not be amended or modified except by a written agreement signed by Executive and an authorized officer of Dell. Executive understands that any changes that the parties agree to make to this Agreement after it has been presented to Executive, whether such changes are material or non-material, will not extend the amount of time Executive has to consider the Agreement.
16.Consideration and Revocation Periods. Executive understands that Executive may take up to 21 days following Executive’s receipt of this Agreement to consider this Agreement. Executive understands that Executive may use as much or as little of this period as Executive chooses before signing the Agreement. Executive is advised to consult with an attorney before signing this Agreement. If Executive accepts this Agreement, Executive must sign it and return it to Steve Price on or before the expiration of the 21 day period or Dell’s withdrawal of the offer contained in the Agreement. By signing this Agreement, Executive acknowledges that Executive was afforded a period of at least 21 days from the date Dell’s proposal was presented to Executive in which to consider it. In addition, Executive understands that Executive has a period of seven days within which to revoke this Agreement after signing it. To revoke this Agreement, Executive understands that Executive must provide written notification of revocation to Steve Price within seven days from the date Executive signed it.
If the foregoing accurately sets forth Executive’s agreement with Dell, please signify by signing below and returning this Agreement in its entirety to Steve Price on or before close of business on the twenty-first day after this Agreement was first presented to you. If Dell has not received a signed copy of this Agreement by that time, the offer reflected in this Agreement will automatically terminate and expire without further notice from Dell.

For Executive:

Date:	September 14, 2017	/s/ David Goulden
Signature

David Goulden
Print Name

For Dell:

Date:	September 14, 2017	/s/ Steve Price
Signature

Steve Price
Print Name

Executive Vice President, Human Resources
Title